EMPLOYMENT AGREEMENT

         TEMPCO   ENGINEERING,   INC.,  f/k/a  METAL  CORPORATION,   a  Missouri
corporation (the "Corporation"), and Ernest R. Star ("Employee") hereby agree as follows:

         1. Employment.  The Corporation  hereby employs Employee,  and Employee
accepts  employment  from  the  Corporation,   upon  the  terms  and  conditions
hereinafter set forth.

         2. Term of Employment. The Employee's employment under this Agreement shall commence on April 1, 2001 and shall terminate on December 31, 2003 (the "Initial Term") unless sooner terminated as herein set forth. After expiration of the Initial Term, and subject to the termination provisions hereinafter contained, this Agreement shall be automatically renewed as of January 1, 2004 and each January 1 thereafter (each such renewal period year being hereinafter referred to as a "Renewal Term"); provided that neither party has given written notice to the other party of its election not to renew at least 60 days prior to the renewal date. (The Initial Term, together with any and all renewal Terms, being hereinafter sometimes collectively referred to as the "Term of this Agreement").

         3. Termination of Employment.

         Employee's employment with Corporation may be terminated upon the earlier occurrence of any of the following events:

         (a) Upon the termination of the business or corporate existence of the Corporation;

         (b) Upon the death of the Employee;

         (c) At the Corporation's option, if Employee shall suffer a permanent disability; (For the purposes of this Agreement, "permanent disability" means any physical or mental impairment that renders the Employee unable for a period of six (6) months or more to perform the essential job functions of his position, even with reasonable accommodation, as determined by a physician selected by the Corporation. The Employee acknowledges and agrees that he shall voluntarily submit to a medical or psychological examination for the purpose of determining his continued fitness to perform the essential functions of his position whenever reasonably and in good faith requested to do so by the Corporation's Board of Directors. Corporation shall ensure that Employee promptly receives a copy of all reports and opinions issued as a result of such examination. If the Corporation elects to terminate the employment relationship on this basis, the Corporation shall notify the Employee in writing specifying in detail the reason for the termination and concurrently provide Employee all reports and opinions issued by medical and psychological professionals used as the basis for the termination decision. Such termination shall become effective thirty (30) days after the date that such notification is given, during which time Corporation's Board of Directors shall in good faith reconsider the termination based upon any information Employee may provide);

         (d) At the Corporation's option, upon ten (10) calendar days' written notice to Employee, in the event of any breach or default by Employee of any of the material terms of this Agreement or of any of Employee's duties or obligations hereunder, or in the event the Corporation determines that Employee is not performing the duties required of him hereunder to the satisfaction of the Corporation. In lieu of providing ten (10) calendar days' advance written notice, the Corporation, at its sole option, may terminate the Employee's services immediately and pay him an amount that is equivalent to ten (10) calendar days of his salary, less any deductions required by law;

         (e) At the Corporation's option, without any advance notice, in the event that the Employee engages in material conduct which, in the opinion of the Corporation's Board of Directors after a good faith investigation, (1)
constitutes dishonesty of any kind (including, but not limited to, any misrepresentation of facts or falsification of records) in Employee's relations, interactions or dealings with the Corporation or its customers; (2) constitutes a felony; (3) potentially may or will expose the Corporation to public disrepute or disgrace, or potentially may or will cause harm to the customer relations, operations or business prospects of the Corporation; (4) constitutes harassment or discrimination towards any person associated with the Corporation, whether an employee, agent or customer, based upon that person's race, color, national origin, sex, age, disability, religion, or other protected status; (5) reflects disruptive or disorderly conduct, including but not limited to, acts of violence, fighting, intimidation or threats of violence against any person associated with the Corporation, whether an employee, agent or customer, or possessing a weapon while on the Corporation's premises or while acting on behalf of the Corporation; (6) is indicative of abusive or illegal drug use while on the Corporation's premises or while acting on the Corporation's behalf; or (7) constitutes a willful violation of any governmental rules or regulations; or

         (f) At the Employee's option, after providing the Corporation with at least thirty (30) calendar days advance written notice of his intention to terminate the employment relationship.

Upon termination of employment for any reason, Employee shall be entitled to receive only the Base Salary (as that term is hereinafter defined) accrued but unpaid as of the date of termination and shall not be entitled to additional compensation except as expressly provided in this Agreement.

         4. Duties of Employee.

         (A) Employee shall serve as General Manager of the Corporation or in such other positions of similar or higher stature and responsibility as may be determined by the Board of Directors of the Corporation, and Employee shall perform such duties on behalf of the Corporation, at such locations, and in such manner as may be specified from time to time by the officers or Board of Directors of the Corporation. Notwithstanding the foregoing, Employee shall not be required to work at or from a location other than the Burbank, California area for more than forty-five (45) days in any calendar year.

         (B) Employee agrees to abide by and conform to all rules established by the Corporation applicable to its employees.

         (C) Employee acknowledges that he is being employed as a full-time employee, and Employee agrees to devote so much of Employee's entire time, attention and energies to the business of the Corporation as is necessary for the successful operation of the Corporation and shall endeavor at all times to improve the business of the Corporation. Employee shall not accept any business commitments other than with the Corporation without the advance written consent of the President of LMI Aerospace, Inc., the Parent Corporation of the Corporation (hereinafter "Parent Corporation"), which consent shall not be unreasonably withheld or delayed.

         5. Compensation.

         (A) During the term of this Agreement the Corporation shall compensate Employee for Employee's services rendered hereunder by paying to Employee an annual salary (the "Base Salary") of One Hundred Forty-Five Thousand and Five Hundred Dollars ($145,500.00), less any authorized or required payroll deductions. Beginning in January 1, 2003, Employee's Base Salary shall be One Hundred Fifty-Four Thousand Five Hundred Dollars ($154,500). Payment of this salary will be made in accordance with the payroll policies of the Corporation in effect from time to time.

         (B) With  respect to each fiscal year of the  Corporation  during which
(i) the Employee is employed under the terms of this Agreement as of the last day of such fiscal year, and (ii) the Corporation's "Annual Net Income" (as that term is hereinafter defined) is above the baseline as shown below, and/or (ii) the Parent Corporation's Annual Net Income (including the Corporation's) is more than the baseline as shown below, the Corporation shall pay to Employee, in addition to the Base Salary, an annual "Performance Bonus".

The amount of the annual Performance Bonus (if any) shall be equal to:

          (1) 3% of the Corporation's Annual Net Income in excess of Three Million Dollars ($3,000,000.00) up to a maximum bonus amount of Forty-Eight Thousand Dollars ($48,000.00), except for year 2001 for which the maximum bonus amount is Thirty-Six Thousand Dollars ($36,000.00). In year 2001 only, Annual Net Income of the Corporation will be based on the Corporation's Net Income earned during the nine month period beginning April 1, 2001 and ending December 31, 2001, annualized to 12 months and pro-rated at 75%. In subsequent years, the Corporation's Annual Net Income will be based on the twelve month period beginning January 1, and ending December 31;

               plus

          (2) 1% of the Parent's Annual Net Income (including the Annual Net Income of the Corporation) that is in excess of Five Million Dollars ($5,000,000.00) up to a maximum bonus amount of Twenty-Four Thousand Dollars ($24,000.00), except for year 2001 for which the maximum bonus amount is Eighteen Thousand Dollars ($18,000). In 2001 only, the Annual Net Income of the Parent will be based on the Parent's Net Income earned during the nine month period beginning April 1, 2001 and ending December 31, 2001, annualized to 12 months and prorated at 75%. In subsequent years, the Parent's Annual Net Income will be based on the twelve month period beginning January 1, and ending December 31.

In the event the Corporation's Annual Net Income for any given fiscal year is less than Three Million Dollars ($3,000,000.00), the Employee shall not be entitled to a Corporation Performance Bonus with respect to such fiscal year. In the event the Parent's Annual Net Income for any given fiscal year is less than Five Million Dollars ($5,000,000.00), the Employee shall not be entitled to a Parent Performance Bonus with respect to such fiscal year. Notwithstanding anything contained herein to the contrary, in the event the sum of the Employee's Corporation Performance Bonus plus the Employee's Parent Performance Bonus with respect to a fiscal year plus the Employee's benefit under all performance/production incentive programs of the Corporation in which the Employee is entitled to a bonus ("Incentive Benefit") for such fiscal year exceeds Seventy-Two Thousand Dollars ($72,000.00), the amount of the Employee's Performance Bonus for such year shall be reduced so that the sum of the Performance Bonus and the Incentive Benefit equals Seventy-Two Thousand Dollars ($72,000.00). For year 2001 only, the amount of the Employee's Performance Bonus for such year shall be reduced so that the sum of the Performance Bonus and the Incentive Benefit equals Fifty-Four Thousand Dollars ($54,000.00).

For purposes of the calculation of the Performance Bonus, the Corporation's "Annual Net Income" means the consolidated net profit of the Corporation, for a given fiscal year, as determined by the firm of independent certified public accountants providing auditing services to the Corporation, using generally accepted accounting principles consistently applied, and calculated without regard to (a) any formula bonuses paid pursuant to employment contracts, and (b) federal and state income tax. The Corporation shall pay to Employee any Performance Bonus due the Employee hereunder not later than fifteen (15) days after the receipt by the Corporation of its annual audited financial statements, which the Corporation expects to receive within ninety (90) days after the end of each fiscal year of the Corporation.

For purposes of the calculation of the Performance Bonus, the Parent's "Annual Net Income" means the consolidated net profit of the Parent and its subsidiaries, for a given fiscal year, as determined by the firm of independent certified public accountants providing auditing services to the Parent, using generally accepted accounting principles consistently applied, and calculated without regard to (a) any bonus paid to the Parent's Chairman of the Board and any formula bonuses paid pursuant to employment contracts, and (b) federal and state income tax. The Corporation shall pay to Employee any Performance Bonus due the Employee hereunder not later than fifteen (15) days after the receipt by the Parent of its annual audited financial statements, which the Parent expects to receive within ninety (90) days after the end of each fiscal year of the Parent.

Any Performance Bonus due the Employee hereunder shall be deemed earned if Employee is employed as of December 31 of the fiscal year notwithstanding a later termination of employment.

         (C) In addition to the Base salary and Performance Bonus (if any), Employee shall be eligible to receive such bonus compensation as the Board of Directors of the Corporation may authorize from time to time.

         6. Expenses. During the period of Employee's employment, except as otherwise specifically provided in this Agreement, the Corporation will pay directly, or reimburse Employee for, all items of reasonable and necessary business expenses approved in advance by the Corporation if such expenses are incurred by Employee in the interest of the business of the Corporation. All such expenses paid by Employee will be reimbursed by the Corporation upon presentation by Employee of an itemized account of such expenditures in accordance with the Corporation's policy for verifying such expenditures. Employee shall retain for his own personal use any benefits earned while traveling for business as frequent flier miles and frequent hotel stay programs.

         7. Fringe Benefits.

         (A) Employee shall be entitled to participate in any health, accident and life insurance program and other benefits which have been or may be established by the Corporation on the same basis as other salaried employees of the Corporation at the same or similar level as Employee so long as the Corporation continues to provide such programs and benefits to such employees at the same or similar level. Employee acknowledges that such programs and the benefits offered thereunder may be changed, replaced or eliminated by the Corporation in the future, consistent with changes, replacements or eliminations made in such programs to other salaried employees at the same or similar level of the Corporation.

         (B) Employee is expected to work as many hours as required to perform his job and to the extent his duties are satisfied, he may be permitted to take up to four (4) weeks vacation subject to the consent of the President of Parent Corporation. Starting on January 1, 2002, and on each January 1st thereafter that Employee remains employed by the Corporation pursuant to the terms of this Agreement, Employee shall be entitled to receive an amount equal to four (4) weeks of his then Base Salary as vacation pay. During calendar year 2002, and during each calendar year thereafter in which Employee remains employed by the Corporation pursuant to this Agreement, Employee's Base Salary shall be reduced by an amount equal to the Employee's Base Salary divided by 365 days, times the number of days of the four (4) weeks of vacation Employee takes as permitted by this Section 7(B). Any adjustment made to the Employee's Base Salary pursuant to this section shall be made in accordance with the payroll policies of the Corporation in effect from time to time.

         (C) The Corporation shall furnish to the Employee during the term of his employment an automobile selected by the Corporation to aid the Employee in the performance of his duties.

         8. Documents. Upon cessation of Employee's employment with the Corporation, for whatever reason, all company property, including, but not limited to, all documents, records (including without limitation, customer records), books, notebooks, records, personal notes, list of customers, and all reproductions, duplicates, contracts and correspondence pertaining to the Corporation and/or Parent's customers, statements or correspondence, including copies thereof, relating to the business of the Corporation and/or Parent then in Employee's possession, whether prepared by Employee or others, will be delivered to and left with the Corporation, and Employee agrees not to retain copies of the foregoing documents without the written consent of the Corporation.

         9. Remedies. In addition to any other remedies that it may have in law or equity, each of the parties may require an accounting and repayment of all profits, compensation, remuneration or other benefits realized, directly or indirectly, as a result of any breach of this Agreement. No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy and each and every remedy given hereunder or now or hereafter existing at law or in equity by statute or otherwise. The election of any one or more remedies by a party shall not constitute a waiver of the right to pursue other available remedies.

         10. Severability. All agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid by any court of competent jurisdiction, this Agreement, shall continue in full force and effect and shall be interpreted as if such invalid agreements or covenants were not contained herein.

         11. Entire Agreement. This Agreement constitutes the entire agreement between the Corporation and the Employee with respect to the subject matter hereof and supersedes all prior proposals, negotiations, representations, communications, writings, outlines and agreements between the Corporation and the Employee with respect to the subject matter hereof, whether oral or written, which shall be of no further force and effect. No amendments to this Agreement, except as expressly provided herein to the contrary, may be made except by a writing signed by both parties.

         12. Waiver or Modification. No waiver or modification of this Agreement or of any covenant, condition or limitation herein shall be valid unless in writing and duly executed by the party to be charged therewith, and no evidence of any waiver or modification shall be offered or received in evidence in any proceeding, arbitration or litigation between the parties hereto arising out of or affecting this Agreement, or the rights or obligations of the parties hereunder, unless such waiver or modification is in writing, duly executed as aforesaid, and the parties further agree that the provisions of this Paragraph may not be waived except as herein set forth. Failure of a party to exercise or otherwise act with respect to any of its rights hereunder in the event of a breach of any of the terms or conditions hereof by the other party shall not be construed as a waiver of such breach nor prevent the other party from thereafter enforcing strict compliance with any and all of the terms and conditions hereof.

         13. Assignability. The services to be performed by Employee hereunder are personal in nature and, therefore, Employee shall not assign Employee's rights or delegate Employee's obligations under this Agreement, and any attempted or purported assignment or delegation not herein permitted shall be null and void.

         14. Successors. Subject to the provisions of paragraph 13, this Agreement shall be binding upon and shall inure to the benefit of the Corporation and Employee and their respective heirs, executors, administrators, legal administrators, successors and assigns.

         15. Arbitration. Except as otherwise expressly provided in this Agreement, any controversy or claim arising out of or relating to this Agreement or any other agreement contemplated hereunder, or the interpretation or breach hereof or thereof, or any employment-related claim or controversy ("Claims") for which there is a legal cause of action (whether or not statutorily based) shall be submitted to binding arbitration before the American Arbitration Association ("AAA") in Los Angeles, California in accordance with the National Rules for the Resolution of Employment Disputes of the AAA and as authorized by California Code of Civil Procedure Section 1280 et seq.

The Claims covered by this paragraph include, but are not limited to, claims of wrongful or constructive discharge, claims for wages or other compensation due, claims for any breach of contract or covenant (express or implied), all tort claims, claims for discrimination or harassment (including, but not limited to, race, sex, pregnancy, religion, national origin, age, marital status, or disability), claims for benefits (except where a collectively bargained employee benefit plan specifies that its claims procedure shall culminate in an appeal procedure different from this one), and claims for violation of any federal, state, or other governmental law, statute, regulation, or ordinance. This includes the federal Age Discrimination In Employment Act, as amended, Title VII of the Civil Rights Act of 1964 as amended, the Americans with Disabilities Act of 1990, and the Equal Pay Act of 1963, as amended, among other anti-discrimination statutes.

This provision does not restrict the Employee from filing a claim or charge with any state or federal agency, for example, the Equal Employment Opportunity Commission, state unemployment agency, state workers' compensation, where applicable. In addition, claims for breach of written non-competition agreements, non-solicitation agreements or confidentiality agreements are not covered by this policy.

A single arbitrator shall decide the case and shall in writing state the essential findings of fact and conclusions of law supporting any award. If the parties cannot agree on selection of the arbitrator within fifteen (15) days of the date of a written request for arbitration, the selection shall be made pursuant to the AAA rules from the AAA's panel of arbitrators familiar with employment disputes.

The parties  incorporate by this reference  California  Code of Civil  Procedure
Section 1283.05, which gives the parties certain discovery rights. Corporation shall pay the arbitrator's fees and expenses, AAA administrative charges, and hearing room charges (if any) in connection with any such arbitration.

Either Party may obtain a copy of the transcript of the proceedings at their expense or may tape record the proceedings. In case of conflict between any Party's tape recording and the official transcript or the arbitrator's own tape recording, the official transcript or, if none, the arbitrator's recording shall be the only legally controlling record. Any Party shall have the right to request the arbitrator to correct the official transcript.

The arbitrator will be empowered to apply any applicable statute and to award damages, reinstatement and any other relief (s)he deems just and proper which is provided in any statute applicable to the claim, including attorney's fees.

Each party shall have the right to file a post-hearing brief. A judgment of any court having jurisdiction may be entered on the arbitration award.

Both the Employee and the Corporation may be, but are not required to be, represented by legal counsel at the arbitration. Each party must advise the other in writing whether or not they intend to be represented by counsel and the name of the counsel at least thirty (30) days in advance of the commencement of hearing. If a party fails to provide timely notice of the party's intent to be represented by counsel, the other party may move for a continuance of the arbitration to seek legal representation. The failure to provide timely notice shall not result in a loss of a party's right to have a full hearing on the merits.

The Parties specifically covenant and agree that should any of the provisions of this paragraph 15 be deemed too broad for such purpose, said provisions will nevertheless be valid and enforceable to the extent necessary to effect the parties' intention to submit their disputes to arbitration.

         16. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered personally or mailed by certified or registered mail, return receipt requested, if to the Corporation, to:

             Ronald S. Saks, President
             LMI Aerospace, Inc.
             P.O. Box 900
             St. Charles, MO  63302-0900

and, if to Employee, to:

             Ernest R. Star
             11120 Eton Ave
             Chatsworth, California 91311

or to such other address as may be specified by either of the parties in the manner provided under this paragraph 16.

         17. Choice of Law; Jurisdiction and Venue. This Agreement shall be governed by and interpreted and enforced in accordance with the internal substantive laws of the State of California, without regard to its conflicts of law provisions or interpretations and notwithstanding the place of execution hereof or the performance of any acts under this Agreement in any other jurisdiction. Each party consents to the personal jurisdiction of the state and federal courts located in the State of California for purpose of any suit, action or other proceeding arising out of this Agreement, waives any argument that venue in any such forum is not convenient and agrees that the venue of any litigation initiated by either of them in connection with this Agreement shall be in either the Superior Court of Los Angeles County, California, or the United States District Court, the Western Division of the Central District of California.

         18. Disclosure of Existence of Agreement. To preserve their respective rights under this Agreement, the parties may advise any third party of the existence of this Agreement and its terms, and each party specifically releases and agrees to indemnify and hold the other party harmless from any liability for doing so.

         19. Opportunity to Review. The Parties hereby represent and warrant that they have had an opportunity to review this Agreement and consult their respective attorneys about the Agreement, and understand the meaning and effect of each paragraph of this Agreement.

               THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION. BY SIGNING THIS, EMPLOYEE AGREES TO ARBITRATE, RATHER THAN GO TO COURT, TO ENFORCE ANY EMPLOYMENT RIGHTS THAT EMPLOYEE MAY HAVE.

         The parties have executed this Agreement as of April 2, 2001.


                                               TEMPCO ENGINEERING, INC. f/k/a
                                               METAL CORPORATION
                                               ("Corporation")

                                                By:  /s/ Ronald S. Saks
                                                     ---------------------------
                                                     Ronald S. Saks, President

                                                 /s/ Ernie R. Star
                                                -------------------------------
                                                Ernie R. Star  ("Employee")